Exhibit 99.1

RESCARE THIRD QUARTER 2013 RESULTS

Third Quarter 2013 Financial Results

Revenues for the third quarter of 2013 were $409.9 million, which was a 3.3% increase over prior year period revenues of $396.8 million.  Increased revenues from acquisitions in our Residential and HomeCare segments were partially offset by contract losses and modifications in the Workforce Services segment.

Net income was $11.4 million for the third quarter of 2013, compared with $12.3 million in the same period of 2012.  The decrease is primarily due to non-recurring legal and insurance costs in the third quarter of 2013.   Adjusted EBITDA for the third quarter of 2013 was $34.6 million versus $37.9 million in the prior year quarter.

RES-CARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Income Statement Data:
Revenues	$409,934	$396,838	$1,195,621	$1,194,082
Cost of services	305,518	295,997	894,967	896,420
Gross profit	104,416	100,841	300,654	297,662
Operating expenses:
Operational general and administrative	59,018	57,331	178,932	176,412
Corporate general and administrative	20,474	14,774	51,828	48,905
Total operating expenses	79,492	72,105	230,760	225,317

Operating income	24,924	28,736	69,894	72,345

Interest expense, net	8,140	8,243	24,342	27,075
Loss on extinguishment of debt	—	—	—	7,129
Income before income taxes	16,784	20,493	45,552	38,141
Income tax expense	5,450	8,249	12,683	15,363
Net income	11,334	12,244	32,869	22,778
Net loss – noncontrolling interest	(34)	(24)	(110)	(85)
Net income – Res-Care, Inc.	$11,368	$12,268	$32,979	$22,863

Other comprehensive income:
Foreign currency translation adjustments	56	265	(358)	294
Comprehensive income attributable to Res-Care, Inc.	$11,424	$12,533	$32,621	$23,157
Total comprehensive income	$11,390	$12,509	$32,511	$23,072

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income to EBITDA and Adjusted EBITDA:
Net income	$11,334	$12,244	$32,869	$22,778
Add: Interest, net	8,140	8,243	24,342	27,075
Loss on extinguishment of debt	—	—	—	7,129
Depreciation and amortization	8,809	8,199	25,535	25,208
Income tax expense	5,450	8,249	12,683	15,363
EBITDA (1)	33,733	36,935	95,429	97,553
Add: Share-based compensation	824	920	2,376	2,945
Acquisition costs	—	75	—	339
Adjusted EBITDA (1)	$34,557	$37,930	$97,805	$100,837

	September 30, 2013	December 31, 2012
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$51,190	$50,134
Accounts receivable, net	230,745	228,377
Other current assets	48,286	39,705
Total current assets	330,221	318,216
Property and equipment, net	100,128	97,030
Goodwill	301,710	288,265
Other intangible assets, net	326,038	321,293
Other assets	23,703	27,154
	$1,081,800	$1,051,958

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$192,153	$175,174
Other long-term liabilities	146,463	162,722
Long-term debt	364,287	370,052
Shareholder’s equity	378,897	344,010
	$1,081,800	$1,051,958

(1)
EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense, loss on extinguishment of debt and income taxes.  Adjusted EBITDA is defined as EBITDA before share-based compensation and acquisition costs.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash Flow Data:
Net income	$11,334	$12,244	$32,869	$22,778
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	8,809	8,199	25,535	25,208
Amortization of discount and deferred debt issuance costs	870	824	2,612	2,091
Share-based compensation	824	920	2,376	2,945
Deferred income taxes, net	(867)	998	1,480	1,622
Provision for losses on accounts receivable	1,087	1,352	4,430	4,237
Loss on extinguishment of debt, net of original issue discount paid	—	—	—	6,400
Loss on sale of assets	(19)	(19)	81	76
Changes in operating assets and liabilities	(656)	(6,782)	(13,935)	(23,102)
Cash provided byoperating activities	21,382	17,736	55,448	42,255

Cash flows from investing activities:
Proceeds from sale of assets	160	37	344	80
Purchases of property and equipment	(6,795)	(3,909)	(15,007)	(11,324)
Acquisitions of businesses, net of cash acquired	(17,761)	(13,415)	(19,995)	(22,077)
Cash used in investing activities	(24,396)	(17,287)	(34,658)	(33,321)

Cash flows from financing activities:
Debt repayments, net	(6,857)	(4,718)	(19,636)	(1,587)
Debt issuance costs	—	(29)	(2)	(4,007)
Cash used in financing activities	(6,857)	(4,747)	(19,638)	(5,594)
Effect of exchange rate on cash and cash equivalents	(15)	84	(96)	93
(Decrease) increase in cash and cash equivalents	$(9,886)	$(4,214)	$1,056	$3,433

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Segment Data:
Revenues:
Residential Services	$224,823	$212,623	$651,678	$631,533
ResCare HomeCare	93,645	82,996	271,886	250,462
Education & Training Services	31,074	36,946	100,492	114,058
Workforce Services	42,257	48,797	121,671	149,113
Pharmacy Services	18,135	15,476	49,894	48,916
Consolidated	$409,934	$396,838	$1,195,621	$1,194,082

Operating Income(1):
Residential Services	$29,127	$29,819	$78,673	$83,998
ResCare HomeCare	7,843	5,886	18,921	16,234
Education & Training Services	2,867	2,979	7,601	9,552
Workforce Services	4,909	3,448	12,589	7,751
Pharmacy Services	844	1,405	4,448	3,717
Corporate	(20,666)	(14,801)	(52,338)	(48,907)
Consolidated	$24,924	$28,736	$69,894	$72,345

Operating Margin(1):
Residential Services	13.0%	14.0%	12.1%	13.3%
ResCare HomeCare	8.4%	7.1%	7.0%	6.5%
Education & Training Services	9.2%	8.1%	7.6%	8.4%
Workforce Services	11.6%	7.1%	10.3%	5.2%
Pharmacy Services	4.7%	9.1%	8.9%	7.6%
Corporate	(5.0%)	(3.7%)	(4.4%)	(4.1%)
Consolidated	6.1%	7.2%	5.8%	6.1%

(1)	Other (expense) income, which is included with corporate general and administrative expenses per the Income Statement Data on page 1, has been allocated for purposes of segment reporting.

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